SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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The Neptune Society, Inc. (Name of Registrant as Specified In Its Charter)

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The Neptune Society Inc.
4312 Woodman Avenue, 3rd Floor
Sherman Oaks, CA 91423

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Tuesday, June 22, 2004

June 7, 2004

Dear Shareholder:

You are invited to attend the annual meeting of shareholders The Neptune Society Inc. to be held on Tuesday, June 22, 2004 at 9:00 a.m., local time, at the Metropolitan Hotel, 645 Howe Street, Vancouver BC V6C 2Y9 in the Hong Kong Boardroom. The purpose of our annual meeting is to consider and take action on the following:

(1) To elect four directors for a term of one year, or until their successors have been duly elected and qualified;

(2) To ratify the appointment of Stonefield Josephson, Inc., as the auditor of the Company for the year ending December 31, 2004; and

(3) To receive the report of directors of the Company.

The enclosed proxy statement discusses the important matters to be considered at this year’s meeting. Our common shareholders of record as of the close of business on April 15, 2004 can vote at the annual meeting.

Very truly yours, /s/ Marco Markin Marco Markin, Chief Executive Officer

NEPTUNE SOCIETY, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
June 22, 2004

GENERAL INFORMATION

Your proxy, using the enclosed form, is solicited by the Board of Directors of The Neptune Society, Inc., a Florida corporation (“Neptune Society” or the “Company”) for the Annual Meeting of Shareholders (“Annual Meeting”) to be held at 9:00 a.m. (local time) on June 22, 2004, at the Metropolitan Hotel, 645 Howe Street, Vancouver BC V6C 2Y9 in the Hong Kong Boardroom, and at any adjournment thereof. This Proxy Statement mailed the initial proxy statement to shareholders on or about June 7, 2004.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS

The Company’s common stock is the only type of security entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on April 15, 2004 (“Record Date”) are entitled to receive notice of the Annual Meeting and to vote the shares they hold at the Annual Meeting or at any adjournment or postponement. As of the Record Date, there were 6,734,637 shares of common stock outstanding, each share being entitled to one vote on each matter to be voted upon. Shareholders are entitled to cumulative voting rights in the election of directors. Cumulative voting applies only to voting for the election of directors (not for the other proposals before the meeting).

Pursuant to Section 2.05 of the Company’s Bylaws, the presence at the meeting, either in person or by proxy, of the holders of at least one-third (33.33%) of the shares of Common Stock outstanding on the Record Date will constitute a quorum, permitting the transaction of business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting. The affirmative vote by holders of a majority of the shares present and entitled to vote will be required to approve the proposal to ratify the appointment of Stonefield Josephson, Inc., as the auditor of the Company for the year ending December 31, 2004. The purpose of the Annual Meeting will be as follows:

(1) To elect four directors for a term of one year, or until their successors have been duly elected and qualified;

(2) To ratify the appointment of Stonefield Josephson, Inc., as the auditor of the Company for the year ending December 31, 2004; and

(3) To receive the report of directors of the Company.

Whether or not you are able to attend the meeting in person, you are urged to complete, sign, date, and return the accompanying proxy in the enclosed envelope. Your proxy is solicited by the Company’s Board of Directors and when properly completed, will be voted at the Annual Meeting in accordance with your instructions. Proxies which are executed but do not specify a vote for, against, or in abstention, will be voted FOR proposals contained in this Proxy Statement. With respect to any other matters that may come properly before the Annual Meeting, the proxies will be voted as recommended by the Board of Directors or, if no recommendation is given, in the discretion of the proxy holders.

Your proxy may be revoked or changed at any time prior to the Annual Meeting. You may do this by advising the Secretary of the Company in writing of your desire to revoke your proxy, or by sending the Secretary another signed proxy with a later date before the beginning of the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by notifying the Secretary of the Company and voting in person. Expenses in connection with the solicitation of proxies will be paid by Neptune Society. Proxies are being solicited primarily by mail, although employees of Neptune Society (including officers) who will receive no extra compensation for their services may solicit proxies by telephone, telegraph, facsimile transmission or in person. The Company has not retained a proxy solicitor in connection with the Annual Meeting, but retains the option to do so. The Company will bear any expenses incurred in retaining a proxy solicitor.

A copy of the Company’s Annual Report on Form 10-KSB (without exhibits) for the fiscal year ended December 31, 2003 is being furnished to each shareholder together with this Proxy Statement.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING PROCESS

Q:	Who is soliciting my proxy?

A:	The Board of Directors of The Neptune Society Inc.

Q:	Where and when is the annual meeting?

A:	9:00 a.m. (local time) on June 22, 2004, at the Metropolitan Hotel, 645 Howe Street, Vancouver BC V6C 2Y9 in the Hong Kong Boardroom.

Q:	What am I voting on?

A:	(1) To elect four directors for a term of one year, or until their successors have been duly elected and qualified and (2) to ratify the appointment of Stonefield Josephson, Inc., as the auditor of the Company for the year ending December 31, 2004.

Q:	Who can vote?

A:	You can vote by proxy by returning the enclosed proxy in the envelope provided.

If we receive your signed proxy before the annual meeting, we will vote your shares as you direct. You can specify on your proxy whether your shares should be voted for all, some or none of the nominees for directors. You can also specify whether you approve, disapprove or abstain from the other proposal.

If you do not mark any sections, your proxy card will be voted in favor of the election of the directors named in Proposal 1 and in favor of Proposal 2.

You have the right to revoke your proxy any time before the meeting by:

•	notifying our secretary in writing;
•	sending a later dated proxy changing your vote; or
•	attending the meeting in person and revoking your proxy at any time before the proxy is exercised.

Q:	Who will count the vote?

A:	The Secretary of the Company will count the votes and serve as judge of the election.

Q:	What constitutes a quorum?

A:	As of the record date, April 15, 2004, 6,734,637 shares of our common stock were issued and outstanding. In order to conduct the annual meeting, more than one-third of the outstanding shares (2,244,879 shares) must be present or be represented by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card, you will be considered as part of the quorum. Proxies marked as abstaining and broker non-votes on any proposal to be acted on by shareholders will be treated as present at the annual meeting for purposes of determining a quorum.

Q:	What vote is needed for these proposals to be adopted?

A:	The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold authority”with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For each other item, the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Q:	Is cumulative voting permitted for the election of directors?

A:	In the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold.

For example, if you own 100 shares of stock, and since there are four directors to be elected at the annual meeting, you could allocate 400 “For” votes (four times 100) among as few or as many of the four nominees to be voted on at the annual meeting as you choose.

The four persons receiving the highest number of votes will be elected as directors.

If you chose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee.

Q:	Who conducts the proxy solicitation and how much will it cost?

A:	We are asking for your proxy for the annual meeting and will pay all the cost of asking for shareholder proxies. We may hire an outside party to help us send out the proxy materials and ask for proxies. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and regular employees to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

Q:	Can I revoke my proxy?

A:	Yes. You can change your vote in one of four ways at any time before your proxy is used. First, you can revoke your proxy by written notice. Second, you can send a later dated proxy changing your vote. Third, you can attend the meeting and vote in person.

Q:	What happens if I do not give my broker instructions?

A:	Absent your instructions, under some circumstances, these shares will not be voted. Therefore, we urge you to instruct your broker in writing to vote shares held in street name.

Q:	Who should I call with questions?

A:	If you have questions about the annual meeting, you should call Daniel M. Solberg, Corporate Secretary, at (818) 953-9995.

Q:	When are the shareholder proposals for the annual meeting held in 2005 due?

A:	In order to be considered, you must submit proposals for next year’s annual meeting in writing to our Corporate Secretary at our executive offices 4312 Woodman Avenue, 3rd Floor, Sherman Oaks, CA 91423, prior to February 28, 2005.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Company’s Board of Directors (“Board”) shall be increased or decreased from time to time by resolution of the Board or of the Shareholders and that all directors elected by the shareholders shall hold office until the next regular annual meeting of shareholders or until a director’s successor is elected and qualified.

The Company presently has 3 directors serving on the Board.

Marco P. Markin, Bryan G. Symington Smith and Brent Lokash, constitute the current directors of the Company now serving on the Board.

The Board has nominated four (4) candidates for election. The following individuals have been nominated by the Board for reelection or new election as a director at the Annual Meeting, each to serve for a term of one year or until his successor has been duly elected and qualified:

•	Marco P. Markin
•	Brent Lokash
•	Cameron Strang
•	Bernard C. Darre

Shareholders are entitled to cumulative voting rights. Cumulative voting will allow you to allocate among the director nominees (or any person you choose to vote for), as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. A shareholder voting for the election of directors may cast a number of votes equal to the number of directors being elected times the number of shares held on the record date for a single nominee or divide them among nominees in full votes in any manner.

For example, if you own 100 shares of stock, and since there are four (4) directors to be elected at the annual meeting, you could allocate 400 “For” votes (four times 100) among as few or as many of the four nominees to be voted on at the annual meeting as you choose.

The four persons receiving the highest number of votes will be elected as directors.

Any vote “FOR” the election of directors will constitute discretionary authority to the Board to cumulate votes, as the Board determines. The accompanying proxy will be voted for these nominees, except where you indicate otherwise or authority to so vote is withheld. Should any of these individuals be unable to serve, the proxy will be voted for such person(s) as is designated by the Board.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1.

NOMINEES FOR OUR BOARD OF DIRECTORS

The business of the Company is managed under the direction of the Board. The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved as a body in operating details on a day-to-day basis.

The following table sets forth certain information with respect to our director nominees, some of whom are current directors and some of whom are our current executive officers and key personnel. The ages of the individuals are shown as of April 15, 2004.

Name	Position	Director/ Officer Since	Age

Directors and Nominees

Marco P. Markin	CEO and Director of each of Neptune Society,	June 1999	39
	Neptune Society of America, Inc., (since
	October) and Neptune Management Corp. (since
	June 1999)

Brent Lokash	Director	May 2003	34

Cameron Strang	Director Nominee	N/A	37

Bernard C. Darre	Director Nominee	N/A	34

DIRECTOR NOMINEE BIOGRAPHIES

The biographies of our four director nominees are set forth below:

Marco P. Markin – Mr. Markin joined Neptune Society full time as our Chairman of the Board and Chief Executive Officer in September 1999. Mr. Markin serve as President of Neptune Society on January 31, 2004. From November 1994 to September 1999, Mr. Markin was the Executive Vice President of TPP Management Inc., a private investment company, having a diverse portfolio consisting of residential/commercial real estate, merchant banking, and securities. His expertise included corporate management, and corporate development, research and marketing. From January 1991 to November 1995, Mr. Markin was the founder and CEO of a commercial real estate company, which secured and managed a portfolio of 400,000 square feet of real estate. He was also the co-founder of one of the largest direct marketing companies in Canada, which was subsequently sold to the Financial Post. From 1985 – 1990, Mr. Markin was the founder and CEO of Markin Development Group, a growing development company focusing on construction of multi-family apartment buildings and commercial offices. Mr. Markin graduated from Bishop College in Montreal in 1982. He also attended the University of British Columbia’s Science Program.

Brent Lokash — Mr. Lokash was appointed to the Board of the Company on May 30, 2003. Since being called to the Bar of British Columbia in 1995, Mr. Lokash has been and remains a current practicing member of the Law Society of British Columbia. From 1996 to 1998 Mr. Lokash practiced municipal and administrative law with Jonathan Baker & Associates in Canada. Since 1998 to present, Mr. Lokash has been practicing administrative and commercial law, as a sole practitioner in Vancouver, British Columbia.

Cameron Strang — A graduate of the University of British Columbia Schools of Commerce and Law, Mr. Strang was called to the Bar in British Columbia in 1992. He is currently a practicing member in good standing of the British Columbia Bar and Canadian Bar Association.  From 1992 through 1994, Mr. Strang practiced law for the Firm of Anderson & Galati in Vancouver. In 1995/1996, Mr. Strang founded New West Records, LLC, of which he is currently the President & Managing Partner.  In 2002 Mr. Strang founded DMZ Records, a joint venture, where he was the Co-President for first year of operations.

Bernard C. Darre – Mr. Darre is a nominee for election as a member of our Board. Mr. Darré is a co-founder of Bow River Capital Partners, the General Partner of two private opportunity funds based in Denver, Colorado, which invests in lower middle market operating companies and special situation real estate and oil and gas entities in the United States and Canada. Prior to Bow River Capital Partners, Mr. Darré served as an active partner in CapEx, LP, a $60 million mezzanine fund, where he was responsible for originating, structuring, and executing buyout, recapitalization, and growth capital transactions. In aggregate, Mr. Darré has been involved in over 20 lower middle market investments with total transaction values of over $300 million. Mr. Darré serves on the Board of Directors of American Energy Assets, Compass Bank (Colorado) and the Juvenile Diabetes Research Foundation-Rocky Mountain Chapter. Mr. Darré received his B.A. in Political Science from Miami University (Ohio) and his MBA with emphasis in Finance and Real Estate from The Ohio State University.

None of our executive officers or key employees are related by blood, marriage or adoption to any director, any of our director nominees or any other executive officer.

Mr. Lokash is legal counsel to Robert Genovese and BG Capital Corporation, a controlling shareholder.

BOARD COMMITTEES

Our Board has established or is establishing the following committees:

Audit Committee. The Company is in the process of appointing the Audit Committee. The Audit Committee will be responsible for reviewing our financial reporting procedures and internal controls, the scope of annual and any special audit examinations carried out by our auditors, the performance of our auditors, systems and controls established to comply with financial regulatory requirements and our annual financial statements before they are reviewed and approved by the Board. Such reviews will be carried out with the assistance of our auditors and our senior financial management.

Currently our Board is responsible for reviewing our financial reporting procedures and internal controls, the scope of annual and any special audit examinations carried out by our auditors, the performance of our auditors, systems and controls established to comply with financial regulatory requirements and our annual financial statements. Our Board consists of Marco Markin, Brent Lokash and Bryan G. Symington Smith. Mr. Hoogendoorn resigned as a director on May 1, 2004 and as our Chief Financial Officer effective May 31, 2004. Matthew Hoogendoorn has the qualifications of an audit committee financial expert under the regulations promulgated by the Securities and Exchange Commission. Mr. Hoogendoorn served as the Company’s Chief Financial Officer and is not independent. Marco Markin serves as the Company’s Chief Executive Officer and is not independent. Brent Lokash and Bryan G. Symington Smith are independent directors.

The Board reviewed the audited financial statements of the Company as of and for the year ended December 31, 2003 with management and the independent auditors. Management has the responsibility for the preparation of Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

In discharging its oversight responsibility as to the audit process, the Board obtained from the independent auditors a written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Board also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Board reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.

The Board discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Board also discussed the results of the internal audit examinations.

Based on the above-mentioned review and discussions with management and the independent auditors, the Board approved the audited financial statements be included in its Annual Report on Form 10-KSB for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Board also recommended the reappointment, subject to shareholder approval, of the independent auditors.

Compensation Committee. The Compensation Committee consists of three members: Marco Markin (director), Bryan G. Symington Smith (director) and Kathryn Witter, a consultant to Neptune Society. The Compensation Committee is responsible for the establishment and revision of our compensation policy, the review of the compensation (including stock options) of our senior management and its subsidiaries, and for recommendations to the Board for adjustments to such compensation. The Committee is also responsible for the administration of our stock option plan and its benefit plans. The Compensation Committee did not meet during the year ended December 31, 2003.

Our compensation committee submits compensation recommendations to our Board for its approval. Compensation for our chief executive officer was determined considering his efforts in assisting in the development of our business strategy, the salaries of executives in similar positions, the development of business, and our general financial condition. Our Board believes that the use of direct stock awards is at times appropriate for employees, and in the future intends to use direct stock awards to reward outstanding service or to attract and retain individuals with exceptional talent and credentials. The use of stock options and other awards is intended to strengthen the alignment of interests of executive officers and other key employees with those of our stockholders.

NOMINATION OF BOARD MEMBERS BY SECURITY HOLDERS

Our Board has no nominating committee. Candidates for our Board are nominated by our Board. Because of the size of our Board, we currently do not have a nominating committee. Our current

Board consists of three members, of which one member is an executive officer of the Company. We anticipate that our Board will consider forming a nominating committee.

Our Board utilizes a variety of methods for identifying and evaluating nominees for director. The Board assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the Board considers various potential candidates for director. Board candidates are considered based upon various criteria, including diverse business, administrative and professional skills or experiences; an understanding of relevant industries, technologies and markets; financial literacy; independence status; the ability and willingness to contribute time and special competence to Board activities; personal integrity and independent judgment; and a commitment to enhancing shareholder value. The Board considers these and other factors as it deems appropriate, given the current needs of the Board and the Company. The Committee considers candidates for Board membership suggested by a variety of sources, including current or past Board members, members of management and shareholders. There have been no material changes to our shareholder nominee process for member of our Board.

Nominations from our shareholders for membership on the Board will be considered by the Board or our Nominating Committee, if formed. A shareholder who wishes to submit names for future consideration for Board membership should do so in writing, with whatever supporting material the shareholder considers appropriate, addressed to Board, c/o Corporate Secretary, 4312 Woodman Avenue, 3rd Floor, Sherman Oaks, CA 91423.

BOARD AND COMMITTEE MEETINGS

During the year ended December 31, 2003, our Board met 9 times including meetings by telephone conference, and approved actions by written consent 5 times. All directors participated in at least 75% of the meetings of our Board.

To our knowledge, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which the executive officer was selected to serve as an executive officer.

To our knowledge, there are no arrangements or understanding between any of our executive officers of Neptune Society and any other person pursuant to which the executive officer was selected to serve as an executive officer.

DIRECTOR & COMMITTEE COMPENSATION

None of our directors received compensation for their service as directors during the fiscal year ended December 31, 2003, except for our independent directors: Mr. Smith, an independent director received 30,000 shares for directors fees, and Mr. Lokash, an independent director received $7,500 for directors fees.

Mr. Lokash also received $10,000 for director fees in 2003.

An independent member of the Compensation Committee of the Board, Kathryn Witter, received 25,000 shares for services as a committee member.

Other than stated above, our directors do not receive cash compensation for their services as directors or members of committees of the Board. Further, our directors and committee members are reimbursed for their reasonable expenses incurred in attending Board or committee meetings.

VOTING SECURITIES AND PRINCIPAL HOLDERS

We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of April 15, 2004 by:

•	each person who is known by us to beneficially own more than 5% of our issued and outstanding shares of common stock;

•	our chief executive officer and our five executive officers during our last fiscal year, individually named in the executive compensation table below;

•	our directors; and

•	all of our executive officers and directors as a group.

Name of Shareholder	Address	Number of Common Shares Owned		Percent of Class(1)

5% or greater shareholders

CapEx, L.P.	518 17th Street, Suite 1700 Denver, CO 80202	1,683,910	(2)	21.6	%(2)

Bow River Entities	1490 Lafayette St., Suite 400	905,282	(3)	12.23	%(3)
	Denver, CO 80218

Greenleaf Investors I, L.L.C	c/o The Apogee Companies	311,448	(4)	4.6	%(4)
	4444 Lakeside Drive, Suite 340,
	Burbank, California 91505

The Apogee Companies, Inc.	c/o The Apogee Companies	174,302	(4)	2.6	%(4)
	4444 Lakeside Drive, Suite 340,
	Burbank, California 91505

CCD Consulting Commerce	Glockengasse 4, Postfach 1220	833,333	(5)	12.37	%(5)
Distribution AG	CH-4001 Basel, Switzerland

570421 BC, Ltd.	Sherman Oaks, CA 91423	615,364	(6)(7)	8.74	%(6)(7)

BG Capital Corporation	Slot #2000 A.P. 59223	2,782,890	(8)	41.3	%(8)
	Nassau Bahamas

Directors and Named Executive Officers

Marco P. Markin	4312 Woodman Avenue, 3rd Floor	1,040,353	(7)(9)	13.6%
	Sherman Oaks, CA 91423

Matthew Hoogendoorn	4312 Woodman Avenue, 3rd Floor	80,000	(10)	1.18%
	Sherman Oaks, CA 91423

Name of Shareholder	Address	Number of Common Shares Owned		Percent of Class(1)

Douglas J. Irving	4312 Woodman Avenue, 3rd Floor	122,385	(11)	1.8%
	Sherman Oaks, CA 91423

Gary Harris	4312 Woodman Avenue, 3rd Floor	67,500	(12)	*
	Sherman Oaks, CA 91423

Barry Maynes	4312 Woodman Avenue, 3rd Floor	41,250	(13)	*
	Sherman Oaks, CA 91423

Bryan G. Symington Smith(14)	396 King Street	60,000		*
	Terra Cotta, Ontario L0P 1N0

Brent Lokash	4312 Woodman Avenue, 3rd Floor	nil		*
	Sherman Oaks, CA 91423

Officers and Directors		1,411,488		20.96%
as a group
(includes 7 persons)

*Less than one percent (1%).

(1)	Based on 6,734,637 shares issued and outstanding as of April 15, 2004.

(2)	RBP, LLC, CapEx, L.P.‘s general partner, has ultimate voting power and control over these shares. Includes 1,030,000 shares of common stock acquirable upon the exercise of warrants at $3.00 per share until July 31, 2007; and 14,286 shares of common stock acquirable upon exercise of warrants at $0.72 per share until February 19, 2004 and $0.79 per share thereafter until February 19, 2005.

(3)	Bow River Capital Fund, LP and Bow River Capital Fund II, LP (together the “Bow River Entities”) acquired all of the rights title and interest in these securities from D.H. Blair Investment Banking Corp. effective February 6, 2004. Bernard C. Darre´ has ultimate voting power and control over these shares. Includes 666,667 shares of common stock acquirable upon the exercise of warrants at $3.00 per share until July 31, 2007.

(4)	The Apogee Management Company, Inc. is the manager of Green Leaf Investors I, LLC and has ultimate voting power and control over these shares. Includes 7,500 shares of common stock acquirable upon the exercise of warrants at $3.00 per share until December 31, 2005.

(5)	Includes 833,333 shares of common stock issued upon conversion of convertible debentures on March 31, 2004.

(6)	Karla Markin, the spouse of Marco Markin, has ultimate voting power and control over these shares. Includes 307,682 shares acquirable upon exercise of warrants at $0.72 per share until February 19, 2004 and $0.79 per share thereafter until February 19, 2005.

(7)	Marco Markin is deemed to beneficially own the shares beneficially owned by Karla Markin, and Karla Markin is deemed to beneficially own the shares beneficially owned by Marco Markin. Karla Markin, the spouse of Marco Markin, has ultimate voting power and control over these shares. Includes 307,682 shares of common stock and 307,682 acquirable upon exercise of warrants at $0.72 per share until February 19, 2004 and $0.79 per share until February 19, 2005.

(8)	Robert Genovese is the President of and controls BG Capital Group Ltd. According to information filed on Schedule 13D, BG Capital Group, Ltd. is direct and beneficial owner of 2,525,954 shares of the Company’s Common Stock, and is indirectly the beneficial owner of 256,936, which, in the aggregate, represents 41.3% of the issued and outstanding shares of the Company’s Common Stock.

(9)	Marco Markin is our Chief Executive Officer and a director. Includes 150,000 shares of common stock acquirable upon the exercise of options at $0.65 per share until February 28, 2006; 653,410 shares of common stock acquirable upon the exercise of options at $4.40 per share to be granted annually at the rate of 130,682 shares per year for the years 2001 through 2005 and expiring December 31, 2005;

28,750 shares of common stock acquirable upon the exercise of options at $10 per share until June 5, 2004; and 215,500 shares issuable at the order of Mr. Markin in consideration of deferred compensation through December 31, 2002. Mr. Markin’s spouse, Karla Markin, has ultimate voting power and control over K.M. Lifestyles Inc. and 570421 BC Ltd., which beneficially owns 723,114 shares of common stock of The Neptune Society, Inc. Collectively, Marco Markin and Karla Markin beneficially own a total of 1,763,467 shares of common stock, constituting 22.18% of our issued and outstanding common stock as of April 15, 2004. Under the terms of an amended and restated employment agreement dated March 12, 2004, the Company and Mr. Markin agreed that the shares beneficially owned by Mr. Markin would be transferred to the Company upon the termination of his employment under certain circumstances. See “Executive Compensation – Employment Contracts and Termination of Employment and Change-In-Control Arrangements,” below.

(10)	Matthew Hoogendoorn is our Chief Financial Officer and director. Includes 50,000 shares of common stock acquirable upon the exercise of options at $0.70 per share until February 28, 2006. Mr. Hoogendoorn resigned as a director on May 1, 2004 and as our Chief Financial Officer effective May 31, 2004.

(11)	Douglas Irving is our Chief Operating Officer. Includes 50,000 shares of common stock acquirable upon the exercise of options at $0.70 per share until February 28, 2008.

(12)	Gary I. Harris is our National Sales Manager. Includes 7,500 shares of common stock acquirable upon exercise of options at $10.00 per share until June 5, 2004; and 30,000 shares of common stock acquirable upon the exercise of options at $0.70 per share until February 28, 2006.

(13)	Barry Maynes is our Chief Technology Officer. Includes 20,000 shares of common stock acquirable upon exercise of options at $0.70 per share until March 1, 2006.

(14)	Bryan G. Symington Smith is a director of The Neptune Society Inc.

We have no knowledge of any arrangements, including any pledge by any person of securities of the Neptune Society, the operation of which may at a subsequent date result in a change in our control.

We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires any person who is our director or executive officer or who beneficially holds more than 10% of any class of our securities which have been registered with the Securities and Exchange Commission, to file reports of initial ownership and changes in ownership with the Securities and Exchange Commission. These persons are also required under the regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of the Section 16(a) reports furnished to us and information provided by certain affiliates of our company, all Section 16(a) filing requirements applicable to our directors, executive officers and holders of more than 10% of any class of our registered securities were complied with in a timely manner.

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

There are no compensation committee interlocks among the members of our Compensation Committee. The Compensation Committee determined the compensation paid to Marco Markin, our Chief Executive Officer, based on several factors, including the compensation paid to chief executive officers of similarly situated companies, our revenue growth and expansion growth over the past twelve months, our financial position, our success in raising additional financing to meet our capital obligations and our financial performance. Mr. Markin did not participate in the determination of his compensation.

OTHER COMPENSATION MATTERS

Our Board believes that the use of stock options and direct stock awards is at times appropriate for directors, officers and employees, and in the future intends to use direct stock awards to reward outstanding service or to attract and retain individuals with exceptional talent and credentials. The use of stock options and other awards is intended to strengthen the alignment of interests of executive officers and other key employees with those of our shareholders.

The amount of compensation paid by Neptune Society to each of its directors and officers and the terms of those persons’ employment is determined solely by the Board by and through the Compensation Committee, except as otherwise noted below. We believe that the compensation currently paid to our directors and officers are fair to Neptune Society. See “Employment Arrangements” below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the transactions described below, none of our directors, named executive officers or principal shareholders, nor any associate or affiliate of the foregoing have any interest, direct or indirect, in any transaction, during the year ended December 31, 2001 and through December 1, 2003, or in any proposed transaction which has materially affected or will materially affect us.

CapEx L.P. and Bow River Entities.

Effective December 31, 2001, we amended the terms of our convertible debentures dated December 24, 1999, due February 24, 2005, in the initial principal amounts of $3,000,000 issued to CapEx, L.P., a Delaware limited partnership, and $2,000,000 issued to D.H. Blair Investment Banking Corp., a New York corporation and warrants issued to CapEx exercisable to purchase 30,000 shares of common stock and warrants issued to D.H. Blair exercisable to purchase 20,000 shares of common stock. The convertible debentures contained a “full ratchet” anti-dilution provision that reset the conversion price of the convertible debenture in the event we issued equity securities at a price lower than the effective conversion price of the convertible debenture. The convertible debentures also contained certain debt coverage ratios (requiring us to maintain certain levels of cash flow in excess of debt obligations), which were in material default and constituted events of default under the terms of the convertible debentures. We determined that it was in our best interest to amend the convertible debentures to delete the “full ratchet” anti-dilution provision to provide us with flexibility in future equity financings and to adjust the debt coverage ratios to achievable levels. We also granted CapEx and D.H. Blair preemptive rights to participate in future offerings. We issued 101,250 shares to CapEx and 67,500 shares to D.H. Blair as restructuring fees in connection with this amendment.

In April, 2002, we issued 64,449 shares of common stock to CapEx and 42,992 shares of common stock to D.H. Blair at $1.08 per share in connection with their exercise of preemptive rights in connection with our private placement of common stock. In addition, we issued 13.75% convertible debentures in the principal amount of $42,992 to CapEx and $28,661 to D.H. Blair in connection with their exercise of preemptive rights in connection with our private placement of convertible debentures. The convertible debentures are convertible into common stock at $1.20 per share. We granted registration rights with respect to the shares issued to CapEx and D.H. Blair and the shares issuable upon conversion of the convertible debenture.

In February 2003, we issued a total of 23,810 units to CapEx and D.H. Blair at $0.65 per unit, each unit consisting of one share of common stock and one warrant exercisable to acquire one additional common share at $0.72 per share thereafter until February 19, 2004 and $0.79 per share until February 19, 2005. The units were issued pursuant to the exercise of preemptive rights, and the consideration for the units was paid by canceling deferred interest payable to the holders of the preemptive rights in the amount of $15,476.

By an agreement dated July 31, 2003 with CapEx., we borrowed $1,500,000 for the purposes of making the final payment of $1.8 million in acquisition debt related to our 1999 purchase of our pre-need cremation service. In connection with the debt financing, we also restructured our obligations under certain 13% debentures in the aggregate principal amount of $5 million held by Capex and D.H. Blair. This restructuring amended the previous fixed charge coverage ratio obligation and cured possible conditions of default under the 13% debentures. The restructured debentures, in the aggregate principal amount of $7.4 million, are repayable over the next four years; we hold the right to prepay the debentures at any time without penalty. In connection with this restructuring, we issued 400,000 shares of common stock to CapEx and 200,000 shares of common stock to D.H. Blair as restructuring fees. We also issued warrants for the purchase of a total of 1,666,667 shares (1,000,000 shares to CapEx and 666,667 shares to D.H. Blair up to July 31, 2008 at a price of $3.00 per share, with the number of shares subject to increase in connection with future equity issuances by us. We also extended the expiry date of 50,000 warrants previously issued to CapEx (30,000) and D.H. Blair (20,000) to July 31, 2008.

Effective on February 6, 2004, Bow River Capital Fund, LP and Bow River Capital Fund II, LP (together the “Bow River Entities”) acquired all of D.H. Blair’s right title and interest in (i) that certain Amended and Restated Debenture dated July 31, 2003 in the original principal amount of $2,352,896; (ii) that certain Warrant dated August 1, 2003 exercisable to acquire a total of 666,667 shares of our Common Stock at an exercise price not to exceed $3.00 per share; (iii) 238,615 shares of our Common Stock and (iv) D.H. Blair’s rights in the Debenture and Warrant Purchase Agreement, as amended. We consented to the assignment of such securities.

Green Leaf Investors I, LLC and The Apogee Management Company, Inc.

In August 2001, Wilhelm Mortuary, Inc., our subsidiary, obtained a bridge loan in the principal amount of $1,575,000 from Green Leaf Investors I, LLC, evidenced by a promissory note due January 31, 2002, and secured by a deed of trust on our Portland real estate and a security interest in assets of our Portland business. Green Leaf is a California limited liability company managed by The Apogee Management Company, Inc. Tom Camp, a former director of Neptune Society, who resigned on February 28, 2002 is an officer of Apogee. Under the terms of the loan agreement, we issued Green Leaf a warrant exercisable to acquire 7,500 shares of common stock at $24.00 per share, which expired unexercised after one year and we issued Green Leaf 3,948 shares of common stock as a loan fee. We granted piggy-back registration rights on any of our shares of common stock held by Green Leaf.. We also granted Green Leaf preemptive rights to participate in future offerings

During the fourth quarter 2001 as part of our overall business strategy to focus on our pre-need marketing and sales operations, we determined that it was in our best interest to restructure our Oregon operations to dispose of certain physical assets related to our Portland business and our Portland real estate for the purposes of reducing our liabilities. To facilitate the disposition of our Portland operations, we restructured the obligation under the Green Leaf promissory note to permit the assumption of the note by the purchaser and to extend the due date to July 31, 2002. In consideration for the restructuring, we issued Green Leaf a loan fee of 75,000 shares of our common stock with piggy-back registration and preemptive rights and paid $75,000 of the principal due under the note payable by issuing Green Leaf a convertible debenture in the principal amount of $75,000, which was converted into 225,000 shares of our common stock on July 31, 2002.

On August 25, 2003, we entered a letter of intent with The Apogee Companies, Inc., a private company affiliated with The Apogee Management Company, Inc. to sell substantially all of our operating assets. The transaction was subject to certain conditions which were not satisfied or waived, and we and Apogee agreed to terminate the letter of intent on October 14, 2003.

Community Memorial Centers Convertible Debenture Restructuring

In connection with our sale of the Portland business, we amended the terms of a $1 million convertible debenture issued to Community Memorial Centers, L.L.C., a limited liability company. David Schroeder, our former President and Director (November 2000 through October 1, 2002), and Michael Ashe, our Former Vice President of Operations, are principals of the Prestige Group, a member of Community Memorial Centers, L.L.C.

Effective December 31, 2001, we sold substantially all of the assets related to the Portland business and the Portland real estate to Western Management Services, L.L.C., an Oregon limited liability company managed by Mr. Ashe under the terms of an asset purchase agreement. In connection with the transaction, Mr. Ashe’s employment agreement with Neptune Society was terminated in its entirety and Mr. Ashe entered into a consulting agreement with Neptune Management to provide consulting services to us.

CCD Consulting Commerce Distribution AG

On April 1, 2002, we completed a private placement of 13.75% convertible debentures in the principal amount of $1,000,000 to CCD Consulting Commerce Distribution AG in consideration of $200,000 in cash and the satisfaction of a promissory note in the principal amount of $800,000. We paid a commitment fee of 83,333 shares of common stock for CCD’s agreement to convert the promissory note into convertible debentures. The convertible debentures were due and mandatorily converted on March 31, 2004 into shares of our common stock at $1.20 per share. We granted CCD registration rights related to our issuance of shares upon conversion of the convertible debenture.

570421BC, Ltd.

In February, 2003 we issued 307,962 units, each unit consisting of one share of common stock and one warrant to acquire an additional share of common stock to 570421 BC, Ltd., a private company controlled by the spouse of an executive officer and director. The units were issued at $0.65 per unit, and the proceeds of $200,000 we received were used for working capital purposes. The warrants are exercisable at the price of $0.72 per share by February 19, 2004 and thereafter until February 19, 2005 at the price of $0.79 per share.

Transactions with Named Executive Officers and Directors

In June 2002 we issued 6,250 shares to Barry Maynes in settlement of deferred compensation.

In September, 2002 we issued 30,000 shares to Bryan Symington Smith and 10,000 shares to Anthony George, Directors of the Company, in payment of Directors fees.

In February 2003, we issued 81,000 shares of common stock at $0.65 per share in settlement of deferred compensation in the amount of $52,650 to three senior executives as follows: Gary Harris: 23,077 shares, Douglas Irving: 40,385 shares, and Matthew Markin: 17,538 shares. We registered these shares of common stock in the registration statement filed with the SEC to register such shares for resale.

On April 25, 2003, we issued 107,750 shares of common stock at $0.65 per share in settlement of deferred compensation in the amount of $70,037 to Marco Markin, our Chief Executive Officer.

We registered these shares of common stock in the registration statement filed with the SEC to register such shares for resale.

On April 25, 2003, we issued a total of 55,000 shares of common stock: to Kathryn Witter, a member of the Compensation committee for her services (25,000 shares) and Bryan Symington Smith, a director for directors fees (30,000 shares). We registered these shares of common stock in the registration statement filed with the SEC to register such shares for resale.

On April 30, 2003, we issued a total of 125,000 shares of common stock to five officers of the Company as signing bonus under the terms of their employment or consulting agreements with the Company. These shares were issued to Matthew Markin (20,000 shares), Doug Irving (30,000 shares), Mathew Hoogendoorn (30,000 shares), Barry Maynes (15,000 shares) and Gary Harris (30,000 shares). We registered these shares of common stock in the registration statement filed with the SEC to register such shares for resale.

On May 29, 2003, we issued 107,751 shares of common stock at $0.65 per share to K.M. Lifestyle Inc. in settlement of deferred compensation in the amount of $70,037 due to Marco Markin, our Chief Executive Officer. Karla Markin is the spouse of Marco Markin, our Chief Executive Officer, and has ultimate voting power and control over K.M. Lifestyles, Inc.

On June 18, 2003, we issued 2,118 shares of common stock at a price of $0.65 per share in consideration of compensation to Doug Irving, an employee. We registered these shares of common stock in the registration statement filed with the SEC to register such shares for resale.

Subsequent to December 31, 2003, we entered into an amended and restated agreement with our CEO, Marco Markin. See “Executive Compensation, Marco Markin Employment Agreement.”

We believe that the foregoing transactions were entered into terms as favorable as would have been entered into with unrelated third parties.

CODE OF CONDUCT

We are in the process of adopting a Code of Conduct that will apply to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions (including our Chief Executive Officer, Chief Financial Officer and Corporate Controller). We intend to post the Code of Conduct on our Web site. Our Board of Directors is evaluating the proper scope of our code of ethics, and anticipates adopting the Code of Conduct during the second quarter of 2004. We intend to satisfy the disclosure requirement under Item 10 of Form 8-K relating to amendments to or waivers from any provision of our Code of Conduct, when adopted, applicable to our Chief Executive Officer, Chief Financial Officer and Corporate Controller by posting this information on our Web site located at www.neptunesociety.com.

The information on our Web site is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the SEC.

COMMUNICATIONS WITH THE BOARD.

Shareholders and others interested in communicating directly with the Board may do so in writing to Daniel M. Solberg, Corporate Secretary, at (818) 953-9995.

DIRECTOR ATTENDANCE AT SHAREHOLDER MEETINGS

The Company has no policy regarding Director attendance at annual shareholder meetings. Each current director of the Company attended the annual meeting of shareholders held on July 28, 2003. Each nominee is expected to attend the 2004 annual meeting of shareholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid to each of the individuals who served as our Chief Executive Officer and our other most highly compensated executive officers (the “named executives officers”) for the fiscal years ended December 31, 2001, 2002 and 2003. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the “Salary” and “Bonus” columns in the table.

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION				LONG-TERM COMPENSATION AWARDS

Name & Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Deferred Compensation ($)	Restricted Stock Awards(8) ($)	Securities Underlying Options/SAR's (#)	LTIP Payouts	All Other Compensation ($)

Marco Markin (1)
CEO and Director of Neptune	2003 2002	200,000 174,616		107,400 105,750	100,000 125,384(3)		280,682 130,682
Society	2001	145,233		98,287	154,767(3)		130,682

Matthew Hoogendoorn
Director, Senior Vice	2003	146,000		43,500	36,500		50,000
President - Finance,
and Chief Financial
Officer of Neptune
Society

Douglas J. Irving
Chief Operating	2003	146,000		43,500	36,500		50,000
Officer of Neptune	2002	74,160		--	26,125		--
Society

Gary Harris
National Sales Manager	2003	75,000		170,750	20,225		30,000
Neptune Management	2002	75,000		140,769	15,000		11,250
	2001	75,000		134,619	--		7,500

Barry Maynes
Chief Technology	2003	98,000		21,750	14,700		20,000
Officer	2002	70,615		--	--		--

Matthew Markin(6)
Vice President of	2003	116,000		37,000	29,000		30,000
Operations and Real	2002	63,125		--	--		--
Estate

David Schroeder (2)	2003	63,900		--	--		--
Consultant, Senior	2002	128,738		--	--		--
Vice President of	2001	134,616		21,355	138,263		149,432
Operations and
Development

Rodney Bagley (4)	2003	82,672		90,000	540,000		--
Chief Financial	2002	175,270		24,000	124,730		130,682
Officer, Secretary	2001	161,737		23,355	138,263		149,432
and Director of
Neptune Society

Jerry Norman(7)	2003	37,075			10,000
President of
Neptune Society

(1)	Mr. Markin was appointed as an Officer and Director of our subsidiary companies in April 1999. He was appointed as Neptune Society’s President and CEO in October 1999. Other compensation represents lease payments on Mr. Markin’s home and for personal use of an automobile. The services of Mr. Markin were provided directly and through his private company, Spiral Marketing, Inc., in 2003. Securities underlying Options for 2003 include his annual options under his employment agreement plus 150,000 options under the 2002 Stock Option Plan granted February, 2003. Mr. Markin was resigned as President effective January 31, 2004.

(2)	Mr. Schroeder served as our Chief Operating Officer from June 1, 2000 to October 2002. In 2002, we paid Mr. Schroeder for lease payments for personal use of an automobile. Effective October 2002, Mr. Schroeder entered into a Consulting Agreement to provide services as our Senior Vice President of Operations and Development.

(3)	Mr. Markin has agreed to accept payment of this deferred compensation in stock. To December 1, 2003, 215,501 shares have been issued to him for payment of 50% of this amount. A further 215,500 shares remain to be issued to him for compensation deferred to December 31, 2002.

(4)	Mr. Bagley was appointed as Chief Financial Officer of Neptune Society in November 2000. Mr. Bagley resigned as a director and our Chief Financial Officer in April 2003. Other annual compensation for 2003 comprises 9 monthly payments of $10,000.00 under the Separation Agreement. Deferred Compensation consists of the unpaid portion of all monthly payments still due to Mr. Bagley under the Separation Agreement.

(5)	The services of Mr. Irving are provided through DSI Holdings Ltd., his private company.

(6)	Mr. Markin resigned effective December 1, 2003.

(7)	Mr. Norman was contracted as a consultant to the Company commencing in October , 2003. Effective February 1, 2004 he was appointed President and Chief Marketing Officer.

Director and Officer Stock Option/Stock Appreciation Rights (“SARs”) Grants

The following table sets forth information regarding stock option grants to our named executive officers and directors during the year ended December 31, 2003:

					Potential Realized
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation for
					Option Term

(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Number of	% of
	Securities	Total
	Underlying	Options	Exercise or
	Options	Granted	Base Price
Name	Granted (#)	(1)	($/Sh)(2)	Expiration Date	5% ($)	10% ($)

Marco Markin	150,000	45.45	$0.65	Feb. 24, 2006	$15,378	$32,273
Matthew Hoogendoorn	50,000	15.15	$0.70	Feb. 11, 2006	$5,517	$11,585
Douglas Irving	50,000	15.15	$0.70	Feb. 11, 2006	$5,517	$11,585
Gary Harris	30,000	9.09	$0.70	Feb. 11, 2006	$3,310	$6,951
Barry Maynes	20,000	6.07	$0.70	Feb. 28, 2006	$2,207	$4,634
Matthew Markin	30,000	9.09	$0.70	Feb. 11, 2006	$3,310	$6,951

The potential realizable value in the tables above is calculated based on the assumption that the common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiry of the term of the option. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by:

•	multiplying the number of shares of common stock subject to a given option by the exercise price;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire term of the option; and

•	subtracting from that result the aggregate option exercise price.

Aggregated Option/SAR Exercises in Last Fiscal Year- and Fiscal Year-End Option/SAR Values

The table below sets forth information on the aggregated option/SAR exercises during our fiscal year end December 31, 2003 and option/SAR values related to options/SARS outstanding as of December 31, 2003.

			Unexercised Options	Value of Unexercised in the
	Securities	Aggregate	At FY-End (#)	Money-Options at FY-End
	Acquired on	Value Realized	Exercisable/	($) Exercisable/
Name	Exercise (#)	($)	Unexercisable	Unexercisable (1)

Marco Markin	Nil	Nil	420,796 (exercisable)	$ nil (exercisable)
			150,000 (unexercisable)	$ 75,000 (unexercisable)

Matthew Hoogendoorn	Nil	Nil	nil (exercisable)	$ nil (exercisable)
			50,000 (unexercisable)	$ 22,500 (unexercisable)

Douglas Irving	Nil	Nil	nil (exercisable)	$ nil (exercisable)
			50,000 (unexercisable)	$ 22,500 (unexercisable)

Gary Harris	Nil	Nil	11,250 (exercisable)	$ nil (exercisable)
			30,000 (unexercisable)	$ 13,500 (unexercisable)

Barry Maynes	Nil	Nil	nil (exercisable)	$ nil(exercisable)
			20,000 (unexercisable)	$ 9,000 (unexercisable)

Matthew Markin	Nil	Nil	nil (exercisable)	$ nil (exercisable)
			30,000 (unexercisable)	$ 13,500 (unexercisable)

Long Term Incentive Plans

No long-term incentive awards have been made by us to date.

Defined Benefit or Actuarial Plan Disclosure

We do not provide retirement benefits for the directors or officers.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

Marco Markin Employment Agreement

On June 6, 2001, we entered into an employment agreement with Mr. Marco Markin, the Chairman of the Board and Chief Executive Officer, for employment through December 31, 2005.

Under the terms of the Agreement, Mr. Markin receives an annual base salary of $200,000, a minimum of 130,682 share options annually exercisable at $4.40 per share, vesting over the employment period, and a minimum annual bonus of $100,000, and automobile, business and entertainment allowances of a minimum of $24,000 annually. The Agreement provides that if the officer resigns with good reason or if we terminate their employment other than for cause or disability, then they will be entitled to receive an immediate lump sum cash payment and certain installment payments equal to the sum of:

*accrued, but unpaid, base salary or other payment and vacation through the date of termination

*two or three times their base salary, depending upon period of service, and

*the higher of $500,000 or three times the highest annual bonus paid for any fiscal year during the employment period

Mr. Markin will also receive continued benefits for the longer of three years or the remainder of the employment period. If his employment is terminated due to disability, or in the event of death, he or his estate will receive continued payments of the base salary for the remainder of the scheduled term of the Agreement less any disability benefits. If Mr. Markin’s employment is terminated for any other reason, he will be entitled to receive his accrued, but unpaid, base salary and other payments and vacation through the date of termination.

We issued a signing bonus of up 17,000 options to purchase shares of our common stock at a discount.

In February, 2003, our Board approved amendments to Mr. Markin’s employment agreement that extended his employment through December 31, 2007. In addition, the Board approved a plan under which Mr. Markin could elect to convert past deferred compensation into shares of common stock at a price equal to fair market value less 10%. The Company also granted Mr. Markin additional options to acquire 150,000 shares for a three year period.

On March 12, 2004, we entered into an amended and restated employment agreement with Mr. Markin. The amended and restated agreement restated certain provisions of Mr. Markin’s employment agreement and removed Mr. Markin’s right to convert deferred compensation into shares of common stock at a 10% discount to market price. Under amended and restated employment agreement we will be required to purchase a total of 538,818 shares and convertible securities exercisable to acquire an addition 457,692 shares a owned by him and/or certain related parties, unless such shares are acquired by debenture holders which hold a right of first refusal related to such securities, for a purchase price equal to 13% of the value of our company (“Purchase Price”) in the event of termination of his employment (i) by Neptune Society, (ii) by our CEO for good reason, (iii) on a change of control of our company, or (iv) on the expiry of the employment agreement. The change of control provisions do not apply to a change of control involving certain existing shareholders of our company that occurs on or before March 10, 2006, unless such entity would not continue to beneficially own 50% or more of the common stock and voting interest after completion of the acquisition. The Purchase Price shall be determined by an independent valuation in accordance with the provisions of the agreement. We entered into the agreement to resolve any future disputes related to our CEO’s right to acquire additional common stock of our company under his right to convert deferred compensation into shares of common stock at a 10% discount to market price.

Doug Irving Employment Agreement

On July 1, 2002, we entered into an agreement for Doug Irving to act as our Chief Operating Officer. Mr. Irving’s annual base compensation was $144,000 per annum, and a bonus of no less than 25% of base compensation upon successful performance as defined by us. We were further obligated to grant stock options to purchase 50,000 shares of our common stock at $2.00 per share, vesting on June 30, 2003. The term of the agreement was until June 30, 2005.

On March 1, 2003, we entered into a new agreement with Doug Irving to act as our Chief Operating Officer. Mr. Irving’s annual base compensation is $146,000 per annum, subject to annual adjustment, and an annual bonus of no less than 25% of base compensation, Mr. Irving will have a car and expense allowance and standard employee benefits. We also agreed to issue 30,000 shares of our common stock as a signing bonus and to grant Mr. Irving options to acquire 50,000 shares of common stock at $0.70 per share, subject to adjustment, vesting March 1, 2004. Mr. Irving agreed to defer $2,000 per month of his salary until August 31, 2003, at which time the deferred salary shall be paid in cash. The term of the agreement extends to January 31, 2006, unless terminated prior to that date. We may terminate the agreement upon written notice and the payment of accrued salaries due under the agreement and, provided that there has not been a breach of the agreement, a lump sum payment of six months salary in full satisfaction of all claims Mr. Irving may have under the agreement. Mr. Irving may terminate the agreement upon four weeks written notice. This agreement supersedes the employment agreement dated July 1, 2002.

Barry Maynes Employment Agreement

On March 1, 2003, we entered into an agreement with Barry Maynes to act as our Chief Information Officer. Mr. Maynes’ annual base compensation is $98,000 per annum for the first twelve months, $103,000 during the second year and $108,000 during the third year. We agreed to issue Mr. Maynes 15,000 shares of our common stock as a signing bonus. We also agreed to grant options under our stock option plan to purchase 20,000 shares of common stock at $0.70 per share, subject to adjustment, vesting on March 1, 2004. Mr. Maynes will be entitled to a yearly bonus of no less than 15% of his annual salary, payable in cash or shares of our common stock, as determined by the Board. The term of the agreement extends to February 28, 2006, unless terminated prior to that date. We may terminate the agreement upon written notice and the payment of the accrued salaries due under the agreement and, provided that there has not been a breach of the agreement, a lump sum payment of four months salary in full satisfaction of all claims Mr. Maynes may have under the agreement. Mr. Maynes may terminate the agreement upon four weeks written notice.

Gary Harris Employment Agreement

On February 1, 2003, we entered into an agreement with Gary Harris to act as our National Sales Manager. Mr. Harris’ annual base compensation is $75,000 per annum plus an override of $10 on each pre-need contract sold. Mr. Harris will have a car and expense allowance and standard employee benefits. We agreed to issue 30,000 shares of our common stock as a signing bonus. We also agreed to grant options under our stock option plan to purchase 30,000 shares of common stock at $0.70 per share, subject to adjustment, vesting on February 1, 2004. Mr. Harris will be entitled to a yearly bonus of no less than 10% of his annual salary, net of reimbursement and car expenses, , payable in cash or shares of our common stock, as determined by the Board. Mr. Harris agreed to defer $2,000 per month of his salary under August 31, 2003, at which time the deferred salary shall be paid in cash. The term of the agreement extends to January 31, 2006, unless terminated prior to that date. We may terminate the agreement upon written notice and the payment of the accrued salaries due under the agreement and, provided that there has not been a breach of the agreement, a lump sum payment of six months salary in full satisfaction of all claims Mr. Harris may have under the agreement. Mr. Harris may terminate the agreement upon four weeks written notice.

Matthew Hoogendoorn Employment Agreement

On February 1, 2003, we entered into an agreement with Matthew Hoogendoorn to act as our Senior Vice President of Finance. Mr. Hoogendoorn’s annual base compensation is $146,000 per annum. Mr. Hoogendoorn will have a car and expense allowance and standard employee benefits. We agreed to issue 30,000 shares of our common stock as a signing bonus. We also agreed to grant options under our stock option plan to purchase 50,000 shares of common stock at $0.70 per share, subject to adjustment, vesting on February 1, 2004. Mr. Hoogendoorn will be entitled to a yearly bonus of no less than 25% of his annual salary payable in cash or shares of our common stock, as determined by the Board. The term of the agreement extends to January 31, 2006, unless terminated prior to that date. We may terminate the agreement upon written notice and, provided that there has not been a breach of the agreement, a lump sum payment of six months salary in full satisfaction of all claims Mr. Hoogendoorn may have under the agreement. Mr. Hoogendoorn may terminate the agreement upon four weeks written notice.

Mr. Hoogendoorn resigned as a director of our company on May 1, 2004 and as our Chief Financial Officer effective May 31, 2004.

David Schroeder Consulting Amendment

In October 2002, we agreed with Mr. Schroeder to terminate his employment agreement. We were released from all obligations to pay previously deferred compensation under his employment agreement and all stock options previously granted to Mr. Schroeder were cancelled. We continued to retain Mr. Schroeder’s services, including continuing development of suitable operating, administrative, industry compliance reporting systems and new market research, under the terms of a consultant agreement with Mr. Schroeder and Western Management Services, LLC dated October 1, 2002. We pay Mr. Schroeder consulting fees of $7,100 per month under the consulting agreement. The consulting arrangement expired on January 31, 2004.

Jerry Norman Employment Agreement

On February 1, 2004, we entered into an agreement with Jerry Norman to act as our President and Chief Marketing Officer. Mr. Norman’s annual base compensation is $200,000 per annum. Mr. Norman will receive a housing allowance of $2,000 per month and standard employee benefits. We agreed to issue 40,000 shares of our common stock as a signing bonus. We also agreed to grant options under our stock option plan to purchase 150,000 shares of common stock at $0.70 per share vesting at the rate of 50,000 shares on each of the first, second and third anniversary of the agreement. Mr. Norman will be entitled to a yearly bonus of 30% of his annual salary, such bonus based on the achievement of specific defined goals, and payable in cash or shares of our common stock as determined by the Board. The term of the agreement extends to January 31, 2007, unless terminated prior to that date. We may terminate the agreement upon written notice and, provided that there has not been a breach of the agreement, a lump sum payment of six, seven or eight months salary in the first, second or third year of the agreement respectively, in full satisfaction of all claims Mr. Norman may have under the agreement. Mr. Norman may terminate the agreement upon four weeks notice.

Bagley Settlement Agreement

On April 18, 2003, we entered into a separation agreement with Mr. Bagley, under which his employment agreement was canceled. Mr. Bagley resigned as our Chief Financial Officer and as a director. We agreed to pay Mr. Bagley severance pay in the amount of $600,000, payable in equal monthly installments over a five year period beginning on April 18, 2003. We also agreed to pay Mr. Bagley a final conditional payment of $100,000 if we have net free cash of at least $1,000,000 after all of our normal operating expenses the final year. We agreed to pay Mr. Bagley for certain insurance costs until Mr. Bagley becomes covered under another health insurance program or our obligations under the separation agreement are satisfied. The separation agreement contains provision for the acceleration of payments in the event of certain specified events, such as a change of control, sale of substantially all of our assets, sale of a location, or payment of dividends to stockholders.

Report on Repricing of Options/SARs

We did not reprice any options or SARs outstanding during the most recently completed fiscal year ended December 31, 2003.

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee consists of three members: Marco Markin (director), Bryan G. Symington Smith (director) and Kathryn Witter, an independent human resource consultant. The Compensation Committee is responsible for the establishment and revision of our compensation policy, the review of the compensation (including stock options) of our senior management and its subsidiaries, and to make recommendations to the Board for adjustments to such compensation. The Committee is also responsible for the administration of our stock option plan and its benefit plans.

Board Compensation Committee Report on Executive Compensation

The primary objectives of the Company’s executive compensation program are to enable the Company to attract, motivate and retain outstanding individuals and to align their success with that of the Company’s shareholders through the achievement of strategic corporate objectives and creation of shareholder value. The level of compensation paid to an individual is based on the individual’s overall experience, responsibility and performance. The Company’s executive compensation program consists of a base salary, performance bonuses and stock options. The Company furnishes other benefits to certain of its officers and other employees.

The Compensation Committee determined the compensation paid to its executive officers based on several factors, including the compensation paid to executive officers of similarly situated companies, our revenue growth and expansion growth over the past twelve months, our financial position, our success in raising financing to meet our capital obligations and our financial performance. Mr. Markin did not participate in the determination of his compensation.

Incentive Stock Option Plans

On October 8, 1999, our shareholders approved our 1999 Stock Option Plan, as approved by the Board on June 1, 1999. The Option Plan provides for the grant of incentive and non-qualified options to purchase up to 225,000 shares of Neptune Society common stock to our employees and such other persons as the Plan Administrator (which currently is the Board) may select. The Plan is intended to help attract and retain key employees and such other persons as the Plan Administrator may select and to give such persons an equity incentive to achieve the objectives of our shareholders.

Effective April 12, 2002, our Board unanimously approved our 2002 Stock Plan, which provides for the grant of incentive and non-qualified options to purchase up to 750,000 shares of our common stock to our employees and such other persons as the Plan Administrator (which currently is the Board) may select. The 2002 Plan is intended to help attract and retain key employees and such other persons as the Plan Administrator may select and to give such persons an equity incentive to achieve the objectives of our shareholders. Our shareholders ratified the 2002 Plan on May 22, 2002.

Incentive stock options may be granted to any individual who, at the time the option is granted, is an employee of Neptune Society or any related corporation. Non-qualified stock options may be granted to employees and to such other persons as the Plan Administrator may select. The Plan Administrator fixes the exercise price for options in the exercise of its sole discretion, subject to certain minimum exercise prices in the case of Incentive Stock Options. The exercise price may be paid in cash, certified check or cashier’s check. Options will not be exercisable until they vest according to a vesting schedule specified by the Plan Administrator at the time of grant of the option.

Options are non-transferable except by will or the laws of descent and distribution. Except as otherwise specified by the Plan Administrator or the employee’s stock option agreement, vested but unexercised options terminate upon the earlier of:

…	the expiration of the option term specified by the Plan Administrator at the date of grant (generally ten years; or, with respect to Incentive Stock options granted to greater-than ten percent shareholders, a maximum of five years); or

•`	the expiration of ninety (90) days from the date of an employee’s termination of employment with Neptune Society or any related corporation for any reason whatsoever.

Unless accelerated in accordance with the Plan, unvested options terminate immediately upon termination of employment of the optioned by us for any reason whatsoever, including death or disability.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information related to our equity compensation plans as of December 31, 2003.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity Compensation	75,625	$10.00	899,375
Plans approved by
security holders

Equity Compensation	692,046	$ 2.78	261,364
Plans not approved by
Security Holders

Total	767,671	$ 3.50	1,160,739

(1)	Stock Options approving the issuance by our shareholders under our 1999 stock option plan and 2002 stock option plan.

(2)	Stock Options issued under employment agreements. See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

PERFORMANCE GRAPH

Set forth below is a graph comparing the cumulative total return to stockholders on the Company’s common stock with the cumulative total return of the NASDAQ Composite Index for the period beginning on March 31, 2000 (the date the Company began to be actively traded on the Pink Sheets), and the years ended on December 31, 2000, 2001, 2002 and 2003.

The total return on the common stock and the Nasdaq Composite Index assumes the value of the investment was $100 on March 31, 2000, and that all dividends were reinvested, although dividends have not been declared on the Company’s common stock. Return information is historical and not necessarily indicative of future performance.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

The aggregate fees billed by the Company’s auditors for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements for fiscal 2003 and 2002 and reviews of the consolidated financial statements included in the Company’s Forms 10-KSB for fiscal 2003 and 2002 were approximately $ 78,223 and $73,508, respectively.

Audit-Related Fees

The aggregate fees billed by the Company’s auditors for any additional fees for assurance and related services that are reasonably related to the performance of the audit or review of the

Company’s financial statements and are not reported under “Audit Fees” above for fiscal 2003 and 2002 were approximately $25,407 and $35,220, respectively.

Tax Fees

The aggregate fees billed by the Company’s auditors for professional services for tax compliance, tax advice, and tax planning for fiscal 2003 and 2002 were approximately $37,809 and $41,195, respectively.

All Other Fees

The aggregate fees billed by the Company’s auditors for all other non-audit services rendered to the Company, such as attending meetings and other miscellaneous financial consulting, for fiscal 2003 and 2002 were approximately $Nil and $1900, respectively.

Our audit committee has the sole authority to review in advance, and grant any appropriate pre-approvals, of all non-audit services to be provided by our independent auditors and, in connection therewith, to approve all fees and other terms of engagement.

PROPOSAL 2

THE RATIFICATION OF THE SELECTION OF STONEFIELD JOSEPHSON, INC., AS
THE COMPANY’S INDEPENDENT AUDITOR FOR THE ENSUING YEAR.

The Board requests that the shareholders ratify its selection of Stonefield Josephson, Inc. (“Stonefield Josephson”) as the independent auditor for the Company for the fiscal year ending December 31, 2004. If the shareholders do not ratify the selection of Stonefield Josephson, another firm of certified public accountants will be selected as independent auditors by the Board.

The Company has invited representatives of Stonefield Josephson to attend the Annual Meeting, to make a statement if they desire to do so and to respond to appropriate questions. Written questions may be directed to the Irvine office of Stonefield Josephson which is located at 18500 Von Karman Ave. Irvine, CA, 95612-0540, telephone number 949-653-9400.

The affirmative vote by holders of a majority of the shares present and entitled to vote at the Annual Meeting will be required to approve this proposal.

Unless otherwise instructed, the shares represented by the enclosed form of Proxy will be voted for the appointment of Stonefield Josephson.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF STONEFIELD JOSEPHSON, INC., AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE ENSUING YEAR.

FINANCIAL INFORMATION INCORPORATED BY REFERENCE

The Company hereby incorporates by reference the financial statement and supplemental financial data contained in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003.

A copy of the Company’s Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2003 is being furnished to each shareholder together with this Proxy Statement.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING PROXY STATEMENT

From time to time, shareholders present proposals, which may be the proper subject for inclusion in the Company’s Management Proxy Circular and for consideration at its annual meetings of shareholders. To be considered, proposals must be submitted on a timely basis. Proposals for the next regular annual meeting of Shareholders of the Company must be received by the Company at the Company’s principal executive officers, 4312 Woodman Avenue, 3rd Floor, Sherman Oaks, CA 91423, prior to February 28, 2005, for inclusion, if proper, in next year’s proxy solicitation materials.

June 7, 2004	BY ORDER OF THE BOARD OF DIRECTORS: /s/ Marco Markin Marco Markin CEO and Chairman of the Board